Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com
	(703) 435-6293	(561) 227-1386
Chatham Lodging Trust Closes Secured Line of Credit
     PALM BEACH, Fla., October 12, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it successfully closed on its $85 million revolving secured line of credit. The credit facility carries a three-year term and an interest rate of LIBOR plus a margin based on the company’s leverage ratio; at levels less than 30 percent the margin is 325 basis points, subject to a LIBOR floor of 1.25 percent. Subject to certain conditions, the line of credit has an accordion feature that provides the company with the ability to increase the facility to $110 million.
     Participating lenders for the secured line of credit include Barclays Capital, Regions Capital Markets, Credit Agricole Corporate and Investment Bank, UBS Securities and US Bank National Association. Barclays Capital and Regions Capital Markets acted as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent, with Credit Agricole Corporate and Investment Bank, UBS Securities and US Bank National Association acting as co-documentation agents.
     “We have an active acquisition pipeline and this credit facility provides us added flexibility to continue to selectively acquire hotels,” said Dennis M. Craven, Chatham’s chief financial officer. “We appreciate the support of our lenders as we continue to build Chatham into a premier owner of upscale extended-stay and premium branded select-service hotels.”
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 12 hotels with an aggregate of 1,505 rooms/suites in eight states and has one additional hotel under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.